Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Moderna Therapeutics, Inc. 2016 Stock Option and Grant Plan, the Moderna, Inc. 2018 Stock Option and Incentive Plan, and the Moderna, Inc. 2018 Employee Stock Purchase Plan of our report dated August 30, 2018 (except for Note 15(h), as to which the date is November 28, 2018), with respect to the consolidated financial statements of Moderna, Inc. included in its Registration Statement (Form S-1 No. 333-228300) and related Prospectus of Moderna, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 7, 2018